Amended Schedule A

Dated April 26, 2024

to the

Expense Limitation Agreement

Dated July 1, 2022

Between

Touchstone ETF Trust and Touchstone Advisors, Inc.

FYE 12/31

Fund	Operating Expense Limit	Termination Date
Touchstone Climate Transition ETF	0.69%	April 29, 2025
Touchstone Dividend Select ETF	0.67%	April 29, 2025
Touchstone Dynamic International ETF	0.65%	April 29, 2025
Touchstone Securitized Income ETF	0.39%	April 29, 2025
Touchstone Strategic Income Opportunities ETF	0.65%	April 29, 2025
Touchstone US Large Cap Focused ETF	0.69%	April 29, 2025
Touchstone Ultra Short Income ETF	0.25%	April 29, 2025

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By:	/s/ Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
Name:	E. Blake Moore Jr.
Title:	President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Name:	Terrie A. Wiedenheft
Title:	Chief Financial Officer